Exhibit 10.94


          EMPLOYMENT, NON-COMPETITION AND TERMINATION AGREEMENT


            EMPLOYMENT, NON-COMPETITION AND TERMINATION AGREEMENT (the "Agreement"), dated March 28, 1996, between Diagnostic/Retrieval Systems, Inc., a Delaware corporation having its principal place of business at 5 Sylvan Way, Parsippany, New Jersey (the "Corporation"), and Leonard Newman ("Employee").

                            W I T N E S S E T H

            WHEREAS, the Corporation and Employee desire to modify their existing employment relationship and resolve all issues existing between them; and

            WHEREAS, the Corporation and Employee desire to enter into a new contractual arrangement, superseding any prior agreement between the parties, whereby, inter alia, the Corporation will utilize Employee on a consulting basis upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the Corporation and Employee agree as follows:

            1.    EFFECTIVE DATE

            Employee shall continue as an employee of the Corporation until March 31, 1996 with all of his current rights and benefits and shall perform such duties consistent with those of a senior executive of the Corporation as may be assigned to him from time to time by the Corporation's Chief Executive Officer. This Agreement shall become effective on the date hereof (the "Effective Date").

            2.    TERM OF AGREEMENT

            This Agreement shall commence on the Effective Date and terminate on the fifth anniversary of March 31, 1996.

            3.    INDEMNIFICATION

            Employee shall continue to be indemnified by the Corporation for his past and future actions taken (or omitted to be taken) as an officer, director or employee of the Corporation, and shall be indemnified by the Corporation for his future actions taken (or omitted to be taken) as a Consultant (as such term is defined in paragraph 5(a) hereof), consistent with the Corporation's Bylaws and Certificate of Incorporation.

            4.    RELEASE

            (a) Release by Employee. Employee hereby releases (the "Release") and forever discharges the Corporation, its past and present directors, managers, officers, shareholders, employees, agents, attorneys, servants, affiliates, successors and assigns (collectively, the "Releasees") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, that he had, now has, or may claim hereafter to have against the Releasees by reason of any matter, cause or things whatsoever arising on or before the Effective Date, whether or not previously asserted before any state or federal court, agency or governmental entity. This Release includes, without limitation, any rights or claims relating in any way to Employee's employment relationship with the Corporation under any statute, including the federal Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, The New Jersey Law Against Discrimination, as amended or any other federal, state or local laws. Notwithstanding the above, this Release does not include or effect Employee's right to indemnification as an officer, director, employee or Consultant or his rights pursuant to this Agreement. Employee further acknowledges that the Corporation has satisfied fully any and all obligations whatsoever owed to Employee arising out of his employment relationship with the Corporation, or the modification thereof, prior to the Effective Date and that no further sums are owed to him by the Corporation, except as provided in this Agreement. This Release shall not survive the wrongful termination of this Agreement by the Corporation.

            (b) No Action. Except as set forth in paragraph 4(a), Employee shall not commence or join in any claim, charge or action against Releasees, or any of them, arising out of or relating in any way to Employee's employment with the Corporation during the period prior to the Effective Date, including, but not limited to, the modification of his duties and responsibilities as an employee, or to any other matter or event occurring prior to the Effective Date. Employee represents that he has not brought or joined in any such claim, charge or action against any of the Releasees.

            (c) Consultation with Attorney; Voluntary Agreement. Employee acknowledges that the Corporation has advised him to consult with any attorney of his choosing prior to signing this Agreement. Employee further acknowledges and understands that he has the right and has been given the opportunity to review this Agreement and, specifically, paragraph 4 hereof (regarding the Release by Employee), with any attorney of Employee's choice. Employee further represents that he understands that the Corporation is under no obligation to offer the consulting relationship provided for in paragraph 5 hereof, and that Employee is under no obliga-tion to consent to the release, and that he has entered into this Agreement freely and voluntarily. Employee shall have twenty-one (21) days to consider this Agreement and once he has signed this Agreement, Employee shall have seven (7) additional days from the date of its execution to revoke his consent to the Release. Any such revocation shall be made in writing pursuant to paragraph 17 hereof. If no such revocation occurs, the release and this Agreement shall become effective eight (8) days from the date first set forth above. If Employee revokes his Release within such period, this Agreement shall be null and void and shall not become effective.

            (d) Release by Corporation. The Corporation hereby releases and forever discharges Employee from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, that it had, now has, or may claim hereafter to have against Employee, by reason of any matter, cause or thing whatsoever arising on or before the Effective Date, whether or not previously asserted before any state or federal court, agency or governmental entity; provided, however, that this release of the Employee by the Corporation shall not apply to any claim arising as a result of any unlawful conduct by the Em-ployee. This release includes, without limitation, any rights or claims relating in any way to Employee's employment relationship with the Corporation under any statute, rule, regulation or the common law. Notwith-standing the above, this release does not include or effect the Corporation's rights under this Agreement. This release shall not survive the wrongful termination of this Agreement by Employee.

            5.    ENGAGEMENT OF EMPLOYEE ON CONSULTING BASIS

            (a) General. The Corporation hereby engages Employee as Co-Founder and Senior Adviser and as a consultant ("Consultant") to perform such duties as are assigned to him by the Corporation's Chief Executive Officer pursuant to paragraph 5(b). Employee accepts such engagement and shall perform such duties on behalf of the Corporation in accordance with the terms of this Agreement. Employee's obligations under this paragraph 5 shall commence on April 1, 1996 and shall continue until March 31, 2001 unless terminated earlier pursuant to paragraph 5(h) or paragraph 5(k) (the "Consulting Period"). During the Consulting Period, Employee shall con-tinue to be an employee of the Corporation. At the end of Consulting Period, Employee's employment with the Corporation shall terminate.

            (b) Duties. The services rendered to the Corporation by Employee during the Consulting Period pursuant to this Agreement shall consist of consulting with the Corporation as the Corporation's Chief Executive Officer may reasonably request from time to time and such duties shall be consistent with those of a senior executive of the Corporation. Such consulting shall be with respect to the operation of the Corporation's business and such other matters as may be agreed upon between the Corporation and Employee and may include, without limitation, attendance at meetings, briefings, seminars, conferences, depositions, trials, tax audits or other proceedings. If Employee requires access to secretarial services in connection with the performance of his duties pursuant to this paragraph 5(b) during the Consulting Period, the Corporation shall provide the Employee with reasonable access to secretarial services as the Employee may reasonably require from time-to-time and such access may be terminated by the Corporation if it is determined in the sole discretion of the Corporation's Chief Executive Officer that the use of such secretarial services by Employee is neither reasonable nor in connection with the performance of Employee's duties pursuant to this paragraph 5(b).

            (c) Reasonable Efforts. Employee shall devote his reasonable efforts, talents and skills to the duties which the Corporation may reasonably request of him during the Consulting Period.

            (d) Limitations. The duties which the Corporation may assign to Employee during the Consulting Period pursuant to this Agreement shall not require an average of more than twenty (20) hours of service by Employee per week throughout the term of the Consulting Period and shall not exceed more than 40 hours in any given week.

            (e) Compensation. For Employee's services to the Corporation under paragraph 5(a), the Corporation shall pay Employee, consistent with the Corporation's regular payroll practices, the amount of $6,000.00, less all applicable withholding taxes, for each calendar year of the Consulting Period. Any such payment covering less than a full-calendar year shall be pro-rated. If the Corporation wants to utilize Employee's services for more than the number of hours of service specified in paragraph 5(d), the Corporation and Employee shall meet and negotiate in good faith to reach an agreement regarding the appropriate compensation for additional work. If no agreement is reached, Employee shall not be required to perform any additional services.

            (f) Benefits. During the Consulting Period, Employee shall receive the health care (including flex benefits), disability, life insurance and 401(k) plan benefits set forth in the plans listed on Exhibit
A. Employee's participation in any benefit plan shall be subject to the terms and conditions set forth in the relevant plan documents, any amendments thereto adopted from time to time and any agreements relating thereto. In addition, the Corporation shall pay to Employee on an annual basis during the Consulting Period an amount equal to the scheduled premium for the Banner Life Insurance Policy No. 010618131 with the specified face value of such policy as $250,000. The Corporation has been advised by the insurance broker for its health care, disability and life insurance benefit plans that an employee with the title of Co-Founder is eligible to participate in the health care, disability and life insurance benefit plans set forth in this paragraph 5(f). The Corporation shall take all actions which are commercially reasonable to continue Employee's eligibility under such plans. To the extent permitted under the Corporation's relevant health care, life and disability policies, upon termination of the Consulting Period, Employee may assume said policies upon terms mutually agreed to between the Corporation and Employee. During the Consulting Period, the Employee may submit a request to the Corporation's Chief Executive Officer that the Corporation pay for certain memberships or subscriptions which the Corporation had previously paid for prior to the Effective Date relating to Employee's duties under this Agreement and the Corporation may pay for such memberships or subscriptions which are approved by the Corporation's Chief Executive Officer in his sole discretion. On the Effective Date, the Corporation shall sell to Employee for $1,000 the Corporation's vehicle he is currently using. Notwithstanding the foregoing, the Corporation shall have no further obligation to provide Employee with an automobile or to reimburse Employee for any expenses incurred after the Effective Date relating to any automobile. Also on the Effective Date, the Corporation shall transfer ownership to Employee of its computer and associated equipment that Employee has at his home as of the date of this Agreement and of the furniture currently in the Employee's office, and the Corporation shall bear the cost of moving the furniture to the address for Employee set forth in paragraph 17 of this Agreement.

            (g) Termination for Cause. The Corporation may terminate Employee's consulting services under this Agreement at any time for "Cause" after compliance with the provisions of paragraph 5(h). The term "Cause" shall be defined solely as follows:

                  i)    Employee's failure or refusal to
perform materially the duties set forth in paragraph 5(b), except if such non-performance is due to Employee's inability, due to medical reasons, to so perform;

                  ii) Employee's conviction of a felony, or conviction of any other violation of any law that results in material injury to the Corporation (either monetarily or to its reputation); or

                  iii) Any material breach (not covered by clauses (i) and
(ii) above) of any material provisions of this Agreement.

            (h) Decision as to Breach and Opportunity to Cure. Any decision by the Corporation as to whether "Cause" exists shall be made by a majority of the entire Board after Employee and his counsel have had an opportu-nity to appear before the Board. If thereafter the Corporation desires to terminate Employee's consulting services for Cause, it shall first provide Employee with written notice of termination specifying the basis for terminating his consulting services, and shall allow Employee no less than thirty (30) days to remedy, cure or rectify the situation giving rise to the alleged Cause.

            (i) Compensation if Terminated for Cause. If Employee's consulting services under this Agreement are terminated for Cause, the Corporation's sole obligation under paragraph 5 shall be to pay Employee any unpaid but accrued compensation owed to him pursuant to paragraph 5(e) through the date of termination and provide Employee with benefits pursuant to paragraph 5(f) through the date of termination.

            (j) Termination by Employee. Employee may elect to terminate the Consulting Period at any time after the second anniversary of the Effective Date by providing the Corporation with written notice of such election. If Employee's consulting services under this Agreement are terminated pursuant to this paragraph 5(j), the Corporation's sole obligation under this paragraph 5 shall be to pay Employee any unpaid but accrued compensation owed pursuant to paragraph 5(e) through the date of termination and provide Employee with benefits pursuant to paragraph 5(f) through the date of termination.

            (k) Termination by Employee's Death. If Employee dies during the Consulting Period, his estate shall be entitled to receive any amounts that would have become payable pursuant to paragraph 5(e) had Employee survived, provided that the schedule for making such payments shall not be accelerated unless the Corporation and Employee's estate both agree to a "present value" lumpsum payment.

            (l) Disability. During any period of disability, Employee shall continue to receive his compensation pursuant to paragraph 5(e) and all benefits pursuant to paragraph 5(f), less any amounts paid to Employee pursuant to the Corporation's disability plan. Employee may resume his consulting services pursuant to this paragraph 5 at any time during the Consulting Period if Employee is no longer disabled and is able to resume his duties hereunder, provided that in no event shall the Consulting Period be extended beyond March 31, 2001.

            6.    COVENANT NOT TO COMPETE

            (a) Non-Competition. For the five-year period commencing on March 31, 1996 (the "Non-Compete Period"), Employee shall not, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with any business that offers products or services comparable to those offered by the Corporation on the Effective Date or during the Non-Compete Period, as described in the Corporation's annual reports on Form 10-K (a "Competitive Business"). The restrictions contained in this paragraph 6(a) shall not be construed to prohibit Employee from being employed by or from providing services to any entity or enterprise which directly competes with the Corporation, provided that Employee does not work in or otherwise provide advice or assistance to an area of any such entity or enterprise that competes with the Corporation and Employee complies with paragraph 6(b). Nothing in this paragraph 6 shall be deemed to prevent Employee from owning securities of any publicly owned corporation that is a Competitive Business, provided the total amount of securities owned by Employee in such publicly owned corporation does not exceed one percent (1%) of the outstanding securities of such class.

            (b)   Non-interference.  During the Non-Compete
Period, Employee shall not, directly or indirectly, take any of the following actions:

                  (i)         persuade or attempt to persuade
any client of the Corporation to cease doing business with the Corporation, or to reduce the amount of business it does with the Corporation;

                  (ii) persuade or attempt to persuade any potential client to which the Corporation has made a presentation, or with which the Corporation has been negotiating, not to hire the Corporation or to hire a competitor;

                  (iii) persuade or attempt to persuade any employee of the Corporation to leave the Corporation's employ or to become employed by any person, firm, corporation, partnership, association or entity other than the Corporation; or

                  (iv) persuade or attempt to persuade or assist any person, firm, corporation, partnership, association or entity in any attempt to procure a sale of all or substantially all of the Corporation's stock or assets.

            (c) Covenants are Reasonable and Necessary. Employee acknowledges and agrees that due to the uniqueness of his skills and abilities and the uniqueness of the confidential information he possesses, the covenants set forth herein are reasonable and necessary for the protection of the Corporation's goodwill and business. Employee further agrees that enforcement of the covenants herein will not deprive him of his ability to earn a livelihood.

            (d) Payments to Employee. In consideration of Employee's covenants set forth in this paragraph 6, the Corporation shall pay Employee an amount of $50,000.00 which amount is included in the sum set forth in paragraph 7(a).

            (e) Breach of Covenant Not to Compete. If Employee breaches his obligations under subparagraphs 6(a) or 6(b) above, the Corporation shall provide the Employee with a notice specifying the basis for its belief that such a breach has occurred, and shall allow the Employee no less than five
(5) business days to remedy, cure or rectify the breach. Thereafter, if Employee has failed to remedy, cure or rectify the breach, the Corporation may pursue any legal or equitable remedies it deems appropriate.

            (f) Opportunity to Consult. The Corporation agrees that at Employee's request the parties shall consult regarding whether any activity proposed by Employee violates this paragraph 6. If the parties are unable to reach an agreement regarding whether Employee's proposed activity would violate this paragraph 6, the dispute may be resolved pursuant to paragraph 12.

            (g) Limitation. Notwithstanding anything to the contrary in paragraphs 6(a), 6(b)(i) and 6(b)(ii), if after the Effective Date, Employee, directly or indirectly, owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of a business that as of the Effective Date was not a Competitive Business, Employee's activity will not violate paragraphs 6(a), 6(b)(i) and 6(b)(ii), provided that (i) Employee did not obtain information about such business as a result of the performance of his duties for the Corporation, including, without limitation, his duties performed during the Consulting Period and (ii) the Corporation does not intend to utilize such informa-tion in maintaining its existing business or soliciting new business.

            7.    ADDITIONAL PAYMENTS AND BENEFITS

            (a) On the Effective Date, the Corporation shall pay the Employee $2,023,186.66, less all applicable withholding taxes.

            (b) Payment of Bonus. On the Effective Date, the Corporation shall pay Employee the sum of $75,000.00. This sum represents the bonus earned by Employee for the Corporation's fiscal year ended March 31, 1995. On the Effective Date, all payments under this Section 7 and Section 13 of this Agreement shall be paid by the Corporation to Employee by wire transfer to an account designated by Employee. In the event that Employee revokes his consent pursuant to paragraph 4(c) of this Agreement, Employee shall, on the immediately succeeding business day, transfer to the Corporation by wire all amounts received by Employee pursuant to this Agreement including interest on such amounts. Such interest shall be computed at a rate of 1% over the prime commercial rate of interest as announced from time to time by Morgan Guaranty Trust Company of New York.

            (c) Termination of Employment and Release. At the end of the Consulting Period, Employee's employment with the Corporation shall terminate. At that time, Employee and the Corporation will execute mutual releases substantially in the form set forth in Exhibit B. The form of the release set forth in Exhibit B may be modified by the Corporation or Employee to comply with all legal requirements then necessary to ensure reasonably a valid release of all claims. This paragraph does not require a release of claims that may arise under this Agreement.

            (d) Corporation Property. Except as set forth in paragraphs 5(b) and 5(f), Employee shall, at the end of the Consulting Period, return to the Corporation all other property which came into his possession during his employment with the Corporation, including, without limitation, reports, files, memoranda, records and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, parking passes, and other physical or personal property that he received or prepared or helped prepare in connection with his employment with the Corporation and its affiliates. To the extent that he retains any copies, duplicates, reproductions, or excerpts thereof, Employee will provide the Corporation with a list of the information that has been retained and agrees to comply with paragraph 8 (regarding confidentiality) in relation to such property or information.

            (e) Medicare Supplementary Insurance. The Corporation shall assist with the funding of Employee's purchase of Medicare Supplementary Insurance, when, as and if available at the time of Employee's qualification for Medicare subject to the terms and conditions set forth below. The Corporation shall make payments, commencing upon termination of Employee's employment with the Corporation, to Employee or his surviving spouse, Ruth Newman, as the case may be, in an amount not to exceed $2,000 per annum for each of Employee and his present spouse, Ruth Newman, (if she is eligible to obtain such coverage) to assist Employee with the cost of purchasing and maintaining Medicare Supplementary Insurance. Coverage may include Employee and Ruth Newman, if she was covered under the Corporation's health care insurance program. Payment will be made upon presentation of evidence of coverage under such Medicare Supplementary Insurance. Payments shall continue for the life of each covered person. Responsibility to obtain such coverage shall rest solely with Employee with no guarantee by the Corporation of availability or suitability of any coverage. If Employee is unable to secure such coverage, the Corporation shall have no obligation to make any payments under this paragraph 7(e).

            8.    CONFIDENTIALITY AND INVENTIONS

            (a) Employee shall not, either directly or indirectly, disclose or make available to any person, firm, corporation, partnership, association or other entity, other than with the written consent of the Corporation and in the proper performance of duties contemplated by this Agreement, any knowledge or information of any type whatsoever of a confidential nature which he acquired during his employment by the Corporation or may acquire in his performance of duties pursuant to this Agreement that relate to the business of the Corporation or any of its affiliates, or any customers, clients or prospective clients thereof, including, without limitation, all types of trade secrets, any facts concerning the systems, methods, procedures, formula or plans developed by or for or used by the Corporation, but not including information that is lawfully within the public domain or is already lawfully in the possession of a third party. The obligations and the rights of the parties under this paragraph 8 shall survive any termination of this Agreement.

            (b) Any systems, programs, inventions and discoveries made, developed or perfected by Employee, in whole or in part, or conceived by Employee, alone or with others, at any time during his employment with the Corporation prior to the Effective Date, or during the Consulting
Period in connection with his performance of services for the Corporation, shall be the exclusive property of the Corporation, whether patented or not, and Employee shall, without charge to the Corporation, assign to the Corporation all of his rights, title and interest in such systems, programs, inventions and discoveries, and execute, acknowledge and deliver any instruments requested by the Corporation to confirm the complete ownership by the Corporation of such systems, programs, inventions and discoveries. Employee hereby appoints the Corporation as his attorney-in-fact to execute all appropriate and relevant documents to accomplish such result in the event he is unwilling or unable to do so. Employee shall, at the request and expense of the Corporation, assist the Corporation in obtaining patents for such systems, programs, inventions and discoveries in all countries throughout the world. Employee shall not at any time, except as properly required in the conduct of the business of the Corporation, publish, disclose or authorize anyone to publish or disclose any such invention or discovery to any person, firm or corporation other than the Corporation or its authorized employees or agents.

            9.    RESIGNATION AND DESIGNATION

            Employee hereby acknowledges that he was not elected as Chairman of the Board of Directors, Secretary or to any other office of the Corporation following the annual meeting of the Board held in August 1995, and that he was designated Chairman Emeritus of the Board. Employee hereby resigns as Chairman Emeritus of the Board as of the Effective Date.

            10.   ANNOUNCEMENTS

            Employee and the Corporation agree to issue a press release in a form to be mutually agreed upon regarding Employee's change in status at the Corporation. All announcements and/or statements by either party regarding the change of Employee's status shall be consistent with said press release. Employee further agrees not to make any public or private statements which disparage the Corporation, its affiliates or their respective businesses, officers and directors. The Corporation agrees to use its best efforts to not permit its officers and directors from making any public or private statements which disparage the Employee.

            11.   IRREPARABLE INJURY; INJUNCTIVE RELIEF

            Employee hereby acknowledges that, by virtue of his intimate knowledge of the business and affairs of the Corporation, its policies, methods, plans, trade secrets, systems and personnel policies, and his prior position as a key executive of the Corporation, the Corporation would be injured irreparably and damaged by his breach of any of the provisions of paragraph 6, 7(d) and 8, and the Corporation shall be entitled, in addition to any other rights and remedies, to seek injunctive or other equitable relief, without the posting of any bond or security, enjoining or restraining him from any such violations or threatened violation.

            12.   DISPUTES

            Any controversy or claim arising out of or relating to this Agreement, or any breach thereof (including whether, with respect to paragraph 5(h), termination for Cause has been established), shall be settled by submitting the matter to one arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The award may be entered into any court of competent jurisdiction.

            Each party shall pay its own attorney's fees and expenses in connection with the arbitration and the parties shall share equally the costs of the arbitrator. Notwithstanding the foregoing, nothing in this paragraph 12 shall limit the Corporation's right to seek an injunction or other equitable relief in any court of competent jurisdiction for breach of any provisions of paragraphs 6, 7(d) and 8.

            13.   ATTORNEY'S FEES FOR NEGOTIATION

            On the Effective Date, the Corporation shall pay to the Employee his attorney's fees incurred by him in the preparation, revision and negotiation of this Agreement in an amount not to exceed $20,000.00.

            14.   GOVERNING LAW

            This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of any jurisdiction.

            15.   ENTIRE AGREEMENT

            This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties including, without limitation, the letter agreement between Employee and the Corporation dated as of June 30, 1990. Notwithstanding the foregoing, the Split-Dollar Insurance Agreement between the Corporation and Employee, dated as of July 1, 1994 and attached hereto as Exhibit C, shall remain in full force and effect.

            16.   EFFECT OF INVALIDITY

            The parties intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            17.   NOTICES

            All notices, claims, certificates, requests, demands and other communications hereunder will be given in writing and will be deemed to have been duly given if delivered personally or sent by hand-delivery, telecopy or registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

            If to the Corporation, to:

                        Diagnostic/Retrieval Systems, Inc.
                        5 Sylvan Way
                        Parsippany, New Jersey  07436
                        Attention:  Chief Executive Officer

            If to Employee, to:

                             Mr. Leonard Newman
                           8 Toboggan Ridge Road
                       Saddle River, New Jersey 07458

            If a notice is sent to any of the above, copies shall be sent to:

                        Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                            York, New York l0022
                      Attention: Mark N. Kaplan, Esq.

                                          and

                        Pepper, Hamilton & Scheetz
                        450 Lexington Avenue, Suite 1600
                        New York, New York  10017-3904
                        Attention:  John B. Glendon, Esq.

Any notice given by hand-delivery or by mail shall be effective when received. Any notice given by telecopy shall be effective when the appropriate telecopy answer back or confirmation is received.

            18.   MODIFICATIONS AND WAIVERS

            No provisions of this Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in a writing signed by the Corporation and Employee. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time of any such breach or at any prior or subsequent time.

            19.   SUCCESSORS AND ASSIGNS

            This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

            20.   COUNTERPARTS

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            21.   HEADINGS

            All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

            22.   DRAFTING

            This Agreement reflects the joint drafting efforts of all parties to this Agreement and any ambiguities in this Agreement shall not be construed against any party hereto.

            IN WITNESS WHEREOF, the Corporation and Employee have executed this Agreement, on and as of the date and year first above written.


                        DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.



                           By:/s/ Mark S. Newman
                              Name:  Mark S. Newman
                              Title: Chairman of the Board,
                                     President and Chief
                                     Executive Officer


                             /s/ Leonard Newman
                              Leonard Newman




INSURANCE         POLICY#           TYPE        ORIGINAL FACE
 CARRIER                      (BENEFICIARY)        AMOUNT

New York Life     35305833    Life (Split)*     $300,000
New York Life     35305834    Life (Split)*     $200,000
New York Life     40800926    Life (Split)*     $750,000
New York Life     41910920    Life (Split)*     $500,000
Banner Life       10618131    Life (Fam.)       $250,000
Northwest         GL, X, Z-   Life (Fam.)       o    Benefit = 2x
National Life     18395       (Group)                annual salary
                                                     to maximum of
                                                     $275,000
                                                o    65% of benefit
                                                     to age 75
                                                o    45% of benefit
                                                     at age 75 and
                                                     beyond


INSURANCE         POLICY#     TYPE              MONTHLY DISABILITY
 CARRIER                                           BENEFIT

New York Life     H2364237    Disability        $1,000**
Union Mutual      N727219     Disability        $2,500**
Paul Revere       G-28258     Disability        o    66.67% of basic
                              (Group)                monthly earnings
                                                     to maximum of
                                                     $10,000/mo.
                                                o    Benefit period
                                                     for over 69 is
                                                     twelve months
Northwest         GRA0022089
National Life     18396-2     Flex-Healthcare        ***

401K
DRS Retirement/Savings Plan

Any group policy listed above will be available to the extent the Corporation continues to provide such policy or group benefits to substantially all its employees

- --------
*     Subject to Split Dollar Agreement dated July 1, 1994.
**    Ends at age 72.
*** Flex benefits will be provided to the same extent as all other corporate executives.


                                 Exhibit B

                                  Release


            Pursuant to paragraph 7(c) of the Employment, Non-Competition and Termination Agreement dated March 28, 1996, between Diagnostic/Retrieval Systems, Inc. (the "Corporation") and Leonard Newman (the "Employee") (hereinafter referred to as the "Agreement"), Employee shall release and forever discharge the Corporation, its past and present directors, managers, officers, shareholders, employees, agents, attorneys, servants and affiliates, successors and assigns (collectively "Releasees") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, that he had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause of things whatsoever arising on or before March 31, 2001, whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Release"). The Release includes, without limitation, any rights or claims relating in any way to Employee's employment relationship with the Corporation and the termination of his employment under any statute, including the federal Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, The New Jersey Law Against Discrimination, as amended, or any other federal, state or local law. Employee further agrees and acknowledges that the Corporation has fully satisfied any and all obligations whatsoever owed to Employee arising out of his employment relationship with the Corporation, or the termination thereof, and that no further sums are owed to him by the Corporation. The Release shall survive the termination of the Agreement.

            Employee shall not in any way commence or join in any claim, charge or action against Releasees, or any of them, arising out of or relating in any way to Employee's employment with the Corporation for the period prior to March 31, 2001, including, but not limited to, the termination of his employment with the Corporation, or to any other matter or event occurring prior to March 31, 2001. Employee represents that he has not brought or joined in any such claim, charge or action against any of the Releasees.

            Employee represents that the Corporation has advised him to consult with an attorney of his choosing prior to signing this Release. Employee further represents that he understands and agrees that he has the right and has been given the opportunity to review this Release with an attorney of Employee's choice. Employee is under no obligation to consent to the Release, and he has executed this Release freely and voluntarily. Employee shall have twenty-one (21) days to consider this Release and once he has executed this Release, Employee shall have seven (7) additional days from the date of execution to revoke his consent to this Release. Any such revocation shall be made in writing pursuant to paragraph 17 of the Agreement. If no such revocation occurs, the Release shall become effective eight (8) days from the date set forth below.

Dated:  March 31, 2001


                                    ---------------------------
                                          Leonard Newman


                                                                  Exhibit C

              SPLIT-DOLLAR INSURANCE AGREEMENT BETWEEN
               DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND
                               LEONARD NEWMAN


            This Agreement entered into as of the first day of July, 1994, by and between DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. (the "Employer") and LEONARD NEWMAN, an employee of the Employer (the "Employee");

            WHEREAS, the Employee has been employed by the Employer since 3/1/69 and has discharged his duties in a capable and efficient manner to the benefit of the Employer; and

            WHEREAS, the Employer wishes to retain the services of the Employee through the inducement of a split-dollar arrangement designed to provide insurance protection for the benefit of the Employee; and

            WHEREAS, the Employee agrees to participate in such plan as hereinafter provided, as such;

            NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    PURCHASE OF INSURANCE.  This Agreement is made in
      ---------------------
      connection with certain life insurance policies pur-chased by the Employer from New York Life Insurance
      Company (the "Insurer") on the life of the Employee
      (each, a "Policy" and, collectively, the "Policies") with an aggregate face amount of $1,750,000. The Employer is the sole owner of the Policies. A de-scription of such Policies is attached hereto as Schedule A.

      The Employer shall not exercise any of its ownership rights in the Policies, except the right to make Policy loans, without the written consent of the Employee. The Employer shall not permit the indebtedness on each Policy to exceed the Employer's interest in such Policy. The interest of the Employer at any time shall be the sum of premiums paid from the Employer's funds less any indebtedness on such Policy previously incurred.

      The Employer shall give the Employee written notice if the Employer makes application for a Policy loan. If at any time the indebtedness on the Policy would result in termination of the Policy, the Employee shall have the right to take any steps required by the Policy to prevent such termination.

2. EVIDENCE OF INSURABILITY. The Employee has answered questions concerning his insurability and has sub-mitted such evidence of insurability as was required by Insurer.

3. PREMIUMS. The Employer shall forward directly to the respective insurer each premium due in accor-dance with the mode of premium payment as provided in the Policy on or before the due date with such payments continuing for the Employee's life.

      The premiums will be paid by the Employer on an annual mode. The Employer shall have the right to pay annual premiums on the Policies by taking loans against its interests in the respective Policies.

4.    DIVIDENDS.  All dividends credited to a Policy in
      ---------
      each year during which it remains in force, if any, shall remain with the respective Insurer and shall be applied to purchase additional insurance on the life of the Employee. The Employee shall not have the right to borrow against or surrender dividend accumulations or additions without the consent of the Employer.

5.    BENEFICIARY DESIGNATION.  The Employer shall be
      -----------------------
      designated as creditor beneficiary as its interest may appear. For the balance, if any, of the amounts payable under the terms of a POLICY, the Employer shall request the Insurer to designate such benefi-ciary and manner of payment as may be directed in writing by the Employee from time to time and the change shall become effective as provided by the terms of the policy.

6. TERMINATION OF AGREEMENT. Either party hereto, with or without the consent of the other, may terminate this Agreement by giving the other party sixty days' written notice of such termination. In the event of the termination of the Employee's employment with the Employer, this Agreement shall terminate.

      Upon the termination of this Agreement prior to the death of the Employee, the Employee shall pay to the Employer an amount equal to the aggregate premiums advanced by the Employer with respect to such Policy or Policies, reduced, in each case, by all outstanding indebtedness, if any, incurred by the Employer and relating to such Policy or Policies, including interest thereon. The receipt of such amounts by the Employer shall discharge completely all obligations owing from the Employee to the Employer under this Agreement with respect to the Policy or Policies related thereto. Upon the receipt of such amounts by the Employee, the Employer shall execute such documents as may be required by the Insurer to transfer ownership of the policy to the Employer.

7.    DEATH OF THE INSURED.  Upon the death of the Employ-
      --------------------
      ee prior to either surrender of all of the Polices or termination of this Agreement, the beneficiary designated by the Employee shall pay to the Employer an amount equal to the aggregate premiums advanced by the Employer with respect to such Policy then owned by the Employee, reduced by all outstanding indebtedness, if any, incurred by the Employer and relating to such Policies, including interest there-on. Such payment shall discharge completely all obligations owing from the Employee to the Employer under this Agreement. All proceeds payable with respect to the Policies which are in excess of said amount shall be paid to the beneficiary designated by the Employee.

8. AGREEMENT BINDING. This agreement shall be binding upon the parties hereto, their heirs, legal repre-sentatives or successors.

9. AMENDMENTS. Amendments may be made to this Agree-ment only by a written agreement signed by each of the parties and attached hereto. Additional poli-cies of insurance on the life of the Employee may be purchased under this Agreement by amendment to
      Article 1 hereof.

10. STATE LAW. This Agreement may be subject to and governed by the laws of the State of New Jersey.

11.   INSURANCE COMPANY NOT A PARTY TO AGREEMENT.  Not-
      ------------------------------------------
      withstanding the provisions of this Agreement, the Insurer is hereby authorized to act in accordance with the terms of any Policy issued by it as if this Agreement did not exist and payment or other performance of its contract obligations by the Insurer in accordance with the terms of any such Policy shall completely discharge the insurer from all claims, suits and demands of all persons whatsoever.

12.   FIDUCIARY PROVISIONS.  The Employer is hereby desig-
      --------------------
      nated as the "Named Fiduciary" for the "split-dol-lar" arrangement established by this Agreement and shall have the authority to control and manage the operation and administration of such arrangement; provided, however, that the Insurer shall be the fiduciary of the split-dollar arrangement as to a Policy issued by it solely with regard to the review and final decision on a claim for benefits under that Policy, as provided in Article 14 of this Agreement.

13.   ALLOCATION OF FIDUCIARY RESPONSIBILITIES.  The
      ----------------------------------------
      Named Fiduciary may allocate its responsibilities for the operation and administration of the split-dollar arrangement, including the designation of persons to carry out fiduciary responsibilities under any such plan. The Named Fiduciary shall effect such alloca-tion of its responsibilities by delivering to the Employee a written instrument signed by the Named Fiduciary that specified the nature and extent of the responsibilities allocated, including the person or persons designated to carry them out, and signed as well by the designee or designees in acceptance of those responsibilities.

14. CLAIMS PROCEDURE. The following claims procedure shall apply to the split-dollar arrangement.

      (A)   Filing of Benefit Claims.

            1. When the Employee, beneficiary, or his duly authorized representative (hereinafter referred to as the "Claimant") have a claim which may be covered under the provisions of the insurance policy described in the attached Schedule A, he or she should contact the Insurer.

            2. Claim forms and claim information can be obtained from the Insurer.

            3.  The claim must be in writing on the
            Insurer's Claim Form and delivered, along with a certified copy of the death certificate, to the above named fiduciary either in person or by mail, postage paid. The above named fiduciary will forward the claim form to the authorized representative of the Insurer.

      (B)   Initial Disposition of Benefit Claims.

            1. Within ninety (90) days after receipt of a claim, the Insurer shall send to the Claimant, by mail, postage prepaid, a notice granting or denying, in whole or in part, a claim for benefits.

            2. If a claim for benefits is denied, the Insurer shall provide to the Claimant written notice setting forth in a manner calculated to be understood by the Claimant.

                  a.  The specific reason or reasons for
                  denial;

                  b.  Specific reference to pertinent
                  policy provisions on which the denial is based;

                  c.  A description of any additional mate-
                  rial or information necessary for the
                  Claimant to perfect the claims and an ex-planation of why such material or informa-tion in necessary; and

                  d.  Approximate information as to the
                  steps to be taken if the Claimant wishes to submit his or her claim for review.

            3. If the claim is payable, a benefit check will be issued to the Claimant.

            4. The ninety (90) day period may be extended if special circumstances require an extension of time to process the claim for benefits.

            5. Written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period by the Insurer.

            6. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Insurer expects to render the final decision.

            7. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period.

            8. If a notice of denial is not received within 90 days of the claim being filed, the claim shall be deemed denied and the Claimant shall be permitted to proceed to the review stage.


      (C)   Review Procedure.

            1.    Within sixty (60) days of:

                  a.  The receipt by the Claimant of
                  written notification denying, in whole or in part, his or her claim, or

                  b. A deemed denial resulting from the Insurer's failure to provide the Claimant with written notice of denial within 90 days of the claim being filed, the Claimant upon written application to the Insurer, delivered in person or by certified mail, postage prepaid, may request an opportunity to appeal a denied claim to the Insurer or a person designated by the Insurer.

            2.    The Claimant may:

                  a.  Request a review upon written applica-
                  tion to the Insurer.

                  b.  Review pertinent documents; and

                  c.  Submit issues and comments in writing.

            3. The decision on review shall be made within sixty (60) days of the Insurers receipt of a request for review.

            4. The Sixty (60) day period may be extended if special circumstances require an extension of time to process the review.

            5.    If an extension is required:

                  a.  Written notice of the extension shall
                  be furnished to the Claimant prior to the commencement of the extension, and

                  b. A decision shall be rendered as soon as possible but no later than 120 days after the Insurer received the request for review.

            6. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the policy provision on which the decision is based.

            7. If the decision on review is not rendered within 60 days or within 120 days if an extension is granted, then the claim shall be deemed denied on review.

      (D)   Other Remedies.

            After exhaustion of the claims procedures, nothing shall prevent any person from pursuing any other legal or equitable remedy otherwise available.

15. POLICY LOANS. The Employer shall have the right to borrow that portion of its interest in a Policy equal in amount to the aggregate premiums on such Policy advanced by the Employer on behalf of the Employee. Interest on such Policy loan shall be the responsibility of the Employer as such interest becomes due.

            IN WITNESS WHEREOF, the parties hereto have set their hands and seals, or by its duly authorized officer, as of the day and year above written, to this Agreement.

                                    DIAGNOSTIC/RETRIEVAL
                                      SYSTEMS, INC.



                                    BY: /s/ Mark S. Newman
                                         Name:  Mark S. Newman
                                                  President & CEO





                                          /s/ Leonard Newman







Acknowledgements


                                 SCHEDULE A

It is agreed, pursuant to the foregoing Split Dollar Insurance Agreement that the following described Policies of life insurance shall be subject to the provisions of said Agreement.

Policy #                      Carrier                 Face Amount

35305833                      New York Life           $300,000

35305834                      New York Life           $200,000

40800926                      New York Life           $750,000

41910920                      New York Life           $500,000